Southwest Iowa Renewable Energy, LLC Announces Results for Fiscal 2015

Council Bluffs, Iowa ----- December 2, 2015. Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its financial results for Fiscal 2015.

Results for Fiscal 2015 and 2014 (Amounts in 000's)

	Fiscal 2015	Fiscal 2014

Net Income	$13,761	$48,608
Operating Income	21,096	65,229
Modified EBITDA	29,153	78,129

Total Debt	$35,732	$56,924
Book Value (Members' Equity)	101,316	100,882
Book Value per basic unit	$7,602	$7,570

SIRE reported net income of $13.8 million or $1,032.57 per basic unit for Fiscal 2015, compared to a net income of $48.6 million or $3,681.03 per basic unit for Fiscal 2014.

Modified EBITDA was $29.2 million for Fiscal 2015, compared to $78.1 million for Fiscal 2014. This is defined as net income plus interest expense net of interest income, plus depreciation and amortization, or EBITDA, then adjusted for unrealized hedging losses, gain on involuntary conversion, and other non-cash credits and charges to net income.

SIRE had $3.0 million in cash and cash equivalents and $29.1 million available under revolving loan agreements, for total cash and available borrowings of $32.1 million at September 30, 2015.

Brian Cahill, SIRE's President and CEO stated, “During Fiscal 2015, margins dropped significantly compared to Fiscal 2014, which was a record year for the industry. Demand for ethanol continues to be strong with the lower prices, both in the U.S. and abroad."
"We continue to explore additional sources of profit, including collaborating with partner firms providing new revenue streams for SIRE, as well as continuing to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, with a balance of optimizing the yield and profit."
During Fiscal 2014, SIRE recorded a $4.7 million non-cash charge and a $0.9 million fair value adjustment (also non-cash) in conjunction with the final payment of subordinated debt, and the related put option issued to ICM, Inc. SIRE also recorded a cash gain of $2.1 million related to the repair and replacement of the steamline bridge.

2015 Highlights

•	SIRE retired ALL remaining convertible subordinated debt, totalling approximately $27.0 million

•	In connection with these final payments, SIRE entered into an agreement with ICM, granting ICM the right to sell to the Company ("Put Option") their 1,018 units

•	SIRE entered into new service agreements with Bunge for five years, with one five year optional extension

•	SIRE declared a dividend of $1,000 per unit, which was paid in January, 2015

•	SIRE completed repairing the steamline and again has the ability to utilize either natural gas or steam

•	SIRE completed construction of two additional grain bins, adding capacity of 1.0 million bushels

•	SIRE commenced utilizing the Enogen corn in its ethanol production

•	SIRE extended the term of the Steam Service Contract with MidAmerican Energy Company to 2024

"Our book value per share is now $7,602 per unit," continued Cahill, "with $1,032.57 profit per basic unit for Fiscal 2015."

During Fiscal 2015, SIRE sold 119.9 million gallons of ethanol. Cahill commented, "Margins continue to be tight, as the low price of corn has been matched by the low price of oil and ethanol. The EPA volumes, finally released on November 30, while not what we wanted, and lower than the RFS law, are higher than earlier EPA proposals. We expect Fiscal 2016 to see continued tight margins, with a high focus on efficiency in the industry."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon-per-year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “ 1995 Act ” ).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations (Dollars in thousands except for per unit amounts)
	September 30, 2015	September 30, 2014
Revenues	$242,117	$319,548
Cost of Goods Sold
Cost of goods sold-non hedging	218,744	240,968
Realized & unrealized hedging (gains) losses	(481)	8,891
	218,263	249,859
Gross Margin	23,854	69,689
General and administrative expenses	4,843	4,460
(Gain) on involuntary conversion	(2,085)	—
Operating Income	21,096	65,229
Other Expense	7,335	16,621
Net Income	$13,761	$48,608
Weighted Average Units Outstanding -basic	13,327	13,205
Weighted Average Units Outstanding -diluted	15,352	24,625
Income per unit -basic	$1,032.57	$3,681.03
Income per unit -diluted	$922.33	$2,080.08

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income to Modified EBITDA for the periods indicated:

	Fiscal 2015	Fiscal 2014
	in 000's (except per unit)	in 000's (except per unit)
EBITDA
Net Income	$13,761	$48,608
Interest Expense, Net	1,914	6,697
Depreciation	11,618	11,488
EBITDA	27,293	66,793

Unrealized Hedging (gain) loss	(1,695)	1,208
Loss from debt extinguishment	4,700	10,128
Change in fair value of put option liability	940	—
(Gain) on involuntary conversion	(2,085)	—
Modified EBITDA	$29,153	$78,129

Modified EBITDA per unit - basic	$2,187.51	$5,862.46

Statistical Information

	Fiscal 2015		Fiscal 2014
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Ethanol	$185,706	76.7%	$245,358	76.8%
Distiller's Grains	46,141	19.0%	62,611	19.6%
Corn Oil	9,082	3.8%	10,294	3.2%
Other	1,188	0.5%	1,285	0.4%

Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2015	September 30, 2014
Assets
Current Assets
Cash and restricted cash	$3,335	$9,571
Accounts receivable	3,764	5,993
Inventory	14,298	12,161
Other current assets	1,146	2,234
Total Current Assets	22,543	29,959
Net property and equipment	129,420	134,821
Other assets	2,513	2,006
Total Assets	$154,476	$166,786

Liabilities and Members' Equity
Current Liabilities
Accounts payable, accrued expenses and derivatives	$11,587	$8,680
Current maturities of notes payable	6,506	6,052
Total Current Liabilities	18,093	14,732
Total Long Term Liabilities	35,067	51,172
Total Members' Equity	101,316	100,882
Total Liabilities and Members' Equity	$154,476	$166,786

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392